360 Funds 485BPOS

Exhibit 99(e)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 192 to the Registration Statement on Form N-1A of the Stringer Tactical Adaptive-Risk Fund, and to the use of our report dated April 28, 2025 on the financial statements and financial highlights of the Stringer Tactical Adaptive-Risk Fund, a series of 360 Funds. Such financial statements and financial highlights appear in the 2025 Annual Financial Statements in Form N-CSR, which is incorporated by reference into the Registration Statement.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

June 27, 2025